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                                                                      EXHIBIT 22

                      The Dress Barn, Inc. and Subsidiaries
                 Schedule II- Valuation and Qualifying Accounts
        Fiscal Years Ended July 31, 2004, July 26, 2003 and July 27, 2002
                                 (in thousands)

                               Balance at    Additions   Adjustments   Balance at
                              Beginning of   Charge to      and/or       end of
Description                      Period        Income     Deductions     Period
--------------------------------------------------------------------------------
Sales Returns and Allowance

Year:

July 31, 2004                     $--         $11,190      $10,447        $743
July 26, 2003                     $--         $    --      $    --        $ --
July 27, 2002                     $--         $    --      $    --        $ --


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